Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157188

CALCULATION OF REGISTRATION FEE
Title of securities	Amount (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(6)
Common Stock, $1 par value per share	2,096,188 shares(2)	$37.18(4)	$77,936,270(4)	$4,349
	114,414 shares(3)	$31.65(5)	$3,621,203(5)	$202
Total	2,210,602 shares		$81,557,473	$4,551

(1)           Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of our common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.

(2)           Pursuant to the Agreement and Plan of Merger entered into as of October 26, 2008 (the “Merger Agreement”) by and among CenturyTel, Inc., Cajun Acquisition Company, and Embarq Corporation (“Embarq”), on July 1, 2009, outstanding options to purchase shares of common stock of Embarq held by former employees were converted into options to purchase shares of our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.  The number of shares registered hereunder represents the maximum number of shares of our common stock issuable upon the exercise of such options, subject to appropriate adjustments thereto.

(3)           Pursuant to the Merger Agreement, on July 1, 2009, outstanding restricted stock units of Embarq issued to former employees were converted into CenturyTel restricted stock units, and shares of our common stock became issuable pursuant to those restricted stock units.  The number of shares registered hereunder represents the maximum number of shares of our common stock issuable pursuant to such restricted stock units, subject to appropriate adjustments thereto.

(4)           Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act on the basis of the weighted average exercise price of the outstanding options.

(5)           Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and (c) promulgated under the Securities Act on the basis of $31.65 per share, the average of the high and low prices of our common stock on June 29, 2009, as reported on the New York Stock Exchange.

(6)           These shares were included in our Registration Statement on Form S-4 (File No. 333-155521) filed under the Securities Act with the Securities and Exchange Commission on November 20, 2008 and as amended by Amendment No. 1 filed on December 22, 2008; therefore, these shares are being carried forward from that prior Registration Statement.  Accordingly, no additional filing fee is required.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 2009)

CENTURYTEL, INC.

2,210,602 Shares
Common Stock

We are offering a total of up to 2,210,602 shares of our common stock that are issuable to certain former employees of Embarq Corporation upon the exercise of options to purchase common stock and the vesting of restricted stock units of Embarq that we have assumed in connection with our acquisition of Embarq on July 1, 2009.  The exercise prices of the options we have assumed range from approximately $11.74 to $182.28 per share of our common stock.  If all such former employees purchase all of the shares of our common stock subject to the assumed options, we will receive aggregate proceeds of up to approximately $77.9 million.  We will not receive any proceeds from the issuance of our common stock pursuant to the vesting of the restricted stock units.

Our common stock trades on the New York Stock Exchange under the symbol “CTL.” On June 30, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $30.70 per share.

Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number at that location is (318) 388-9000.

Investing in these securities involves certain risks.  See “Risk Factors” on page S-6 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2009.

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering.  The second part, the accompanying prospectus, provides more general information, some of which does not apply to this offering.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the applicable document.  The information contained in our website, www.centurytel.com, is not a part of this prospectus supplement or the accompanying prospectus.
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TABLE OF CONTENTS

Prospectus Supplement

In this prospectus supplement and the accompanying prospectus, references to “CenturyTel,” “we,” “us,” and “our” refer to CenturyTel, Inc., and not to any of our subsidiaries (unless the context otherwise requires and except in connection with the description of our business, where such terms refer to the consolidated operations of CenturyTel and our subsidiaries).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain non-historical statements made in this prospectus supplement, the accompanying prospectus, any documents incorporated herein by reference, and future oral or written statements or press releases by us or our management, in each case as they relate to CenturyTel or Embarq, the operations of either such company, or our merger with Embarq, are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties, and assumptions, many of which are beyond our control.  Actual results or performance by CenturyTel, Embarq and issues relating to our merger with Embarq may differ materially from those anticipated, estimated, or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could impact actual results of CenturyTel or Embarq, the combined company or the merger include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including the Federal Communication Commission’s proposed rules regarding inter-carrier compensation and the Universal Service Fund described in our recent Securities and Exchange Commission (“SEC”) reports); our ability to effectively adjust to changes in the communications industry; the possibility that the anticipated benefits from the merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive, or costly than anticipated; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired or newly-developed businesses into our operations and retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially-troubled communications companies; our ability to pay a $2.80 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows, or financial position; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus supplement, the accompanying prospectus, or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy.

               These and other uncertainties related to the business and our plans are described in greater detail in Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2008 and in Item 2 of Part 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as updated and supplemented by our subsequent SEC reports.  For more information about these risks, see “Risk Factors” in this prospectus supplement.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Unless legally required, we undertake no obligation to update any of our forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference.  This summary highlights certain information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  As a result, it does not contain all of the information that you should consider regarding your equity award.  You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.  This prospectus supplement and the accompanying prospectus contain or incorporate certain forward-looking statements.  Forward-looking statements should be read together with the cautionary statements and factors referred to under “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

CenturyTel
We are an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, data, Internet access, broadband, and satellite video services in 33 states.  In certain local and regional markets, we also sell communications equipment and provide fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services.  We operate approximately 7.5 million access lines and serve approximately 2.1 million broadband customers and 440,000 video subscribers, based on operating data as of March 31, 2009.  Additional information about CenturyTel is included in documents incorporated by reference in this document.  See “Where You Can Find More Information” in the accompanying prospectus.

On July 1, 2009, we acquired Embarq in accordance with the terms of a merger agreement entered into as of October 26, 2008.  The merger substantially expanded the size and scope of our business.  For additional information regarding Embarq, please refer to Embarq’s recent reports filed with the SEC that are described further under “Where You Can Find More Information” in the accompanying prospectus.

Pursuant to the merger, Embarq shareholders received 1.37 shares of CenturyTel common stock for each share of Embarq common stock, with cash paid in lieu of fractional shares.  As a condition of the merger, we agreed to assume outstanding equity awards previously issued by Embarq, including those held by former employees of Embarq.

The Offering

Issuer	CenturyTel, Inc.

Securities Offered
2,210,602 shares of common stock, $1 par value per share (the “Shares”), all of which are issuable to former employees of Embarq pursuant to equity awards assumed by CenturyTel in connection with the above-described merger.

Use of Proceeds
If all of the options to acquire common stock granted to former employees of Embarq are exercised in full, we will issue approximately 2.1 million shares of our common stock for total cash proceeds of approximately $77.9 million.  We currently intend to use the net proceeds from any exercises of these options for general corporate purposes.  We will not receive any proceeds from the issuance of our common stock pursuant to the vesting of the restricted stock units.

New York Stock Exchange Symbol	CTL

RISK FACTORS
Before acquiring any of the securities offered hereby, you should carefully consider the risks discussed under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 of Part I of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, both of which are incorporated in this document by reference.

USE OF PROCEEDS
If all of the assumed options granted to former employees of Embarq are exercised in full, we will issue approximately 2.1 million shares of our common stock for total cash proceeds of approximately $77.9 million.  We currently intend to use the net proceeds from any exercises of these options for general corporate purposes.  General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures, and advances to or investments in our subsidiaries or other business enterprises.  Net proceeds may be temporarily invested prior to use.  We will not receive any proceeds from the issuance of our common stock pursuant to the vesting of the assumed restricted stock units.

EMBARQ CORPORATION EQUITY INCENTIVE PLANS
Overview
On July 1, 2009, we acquired Embarq (the “Merger”) in accordance with the terms of a merger agreement entered into as of October 26, 2008.  As a result of the Merger, we assumed outstanding equity awards previously granted by Embarq, including awards held by former employees of Embarq.  Specifically, we assumed outstanding restricted stock units and options to purchase shares of Embarq common stock.

The options we assumed were issued or assumed by Embarq under the Embarq Corporation 2006 Equity Incentive Plan (the “2006 Plan”).  The restricted stock units we assumed were issued under the 2006 Plan and the Embarq Corporation 2008 Equity Incentive Plan (the “2008 Plan,” and together with the 2006 Plan, the “Plans”).

Upon the completion of the Merger, the assumed options converted into options to purchase shares of our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option, and the assumed restricted stock units converted into restricted stock units of CenturyTel, and shares of our common stock became issuable pursuant to the vesting of those restricted stock units.

                This prospectus supplement relates to the shares of our common stock that may be issued upon exercise of the converted options and pursuant to the converted restricted stock units held by former employees of Embarq at the time of the Merger.

Introduction
1.	How do the Plans work?

The Plans permit awards to be granted in the form of stock options, stock appreciation rights, restricted stock, or restricted stock units (including performance-based restricted stock units).  All outstanding stock options and restricted stock units granted by Embarq to former employees under the Plans were assumed by CenturyTel as part of the Merger and are discussed herein.  The Compensation Committee of the Board of Directors of Embarq, or a subcommittee thereof, was authorized to select employees and outside directors of Embarq to receive awards (the “Participants”) and set the terms and conditions for awards as it determined appropriate.  For each such grant, the terms and conditions were set forth in a specific “Award Agreement.”  The terms and conditions of the Plans are governed by the official Plan documents.  In the event of any inconsistency between this prospectus supplement or the accompanying prospectus and the official Plan documents or your Award Agreement, the Plan documents or your Award Agreement will control.

Following the Merger, the Compensation Committee of the Board of Directors of CenturyTel (the “Board”), or a subcommittee thereof (the “Committee”), will administer the Plans and the awards thereunder.

2.	What is the purpose of the Plans?

The purpose of the Plans is to encourage Participants to acquire a proprietary interest in the growth and performance of our company, to generate an increased incentive to contribute to the company’s future success and prosperity, thus enhancing the value of the company for the benefit of shareholders, and to enhance the ability of the company and its affiliates to attract and motivate individuals of exceptional talent upon whom, in large measure, our sustained progress, growth and profitability depend.

3.	Does CenturyTel intend to grant additional awards under the Plans?

We may grant future awards under the 2008 Plan to our employees and outside directors who were not employed, immediately prior to the Merger, by us or any of our subsidiaries.  Awards may be made under the 2008 Plan until May 1, 2018, but we do not intend to grant any additional awards under the 2006 Plan.

Basics of Plan Participation
4.	How will the completion of the Merger affect my awards?

Upon completion of the Merger, all outstanding stock options and restricted stock units granted under the Plans were assumed by CenturyTel.  If you hold an assumed award, it has been adjusted to preserve the value of the award.

In the case of stock options (or any portion thereof) assumed in connection with the Merger, the stock option is now an option to purchase CenturyTel common stock, and the exercise price and number of Shares subject to such option were adjusted to reflect the exchange ratio of 1.37 established under the merger agreement.  The number of shares of common stock subject to the option was multiplied by the exchange ratio and rounded down to the nearest whole number of shares.  The exercise price of the option was divided by the exchange ratio and rounded up to the nearest whole cent.

In the case of restricted stock units, the number of shares was multiplied by the exchange ratio and rounded up to the nearest whole number of Shares.  In addition, certain Embarq restricted stock units were subject to performance measures.  If you held performance-based Embarq restricted stock units, those awards were subject to a performance adjustment in connection with the Merger that gave credit for actual Embarq performance from the beginning of the applicable performance period through the closing date of the Merger, and assumed target performance for the remainder of the applicable performance period.  Such performance-based restricted stock units are now subject only to time-based vesting according to the units’ original vesting schedule.

Except as set forth in this prospectus supplement and the accompanying prospectus, all other terms and conditions of your converted options and converted restricted stock units remain the same.

5.	How will a future change in the Shares affect my award?

The Committee will proportionately adjust your award to reflect any increase or decrease in the number of our issued and outstanding shares of common stock resulting from a change in CenturyTel’s capital structure or distributions of stock to shareholders (including any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of CenturyTel).  In addition, the Committee may also modify the terms and conditions of your award in order to prevent dilution or enlargement of your rights under the Plans.

Stock Options
6.	What is a stock option and how do I benefit from it?

A stock option gives you the right to buy a specified number of Shares for a fixed price – the exercise price – during a fixed period.  If the market price of the Shares is greater than the exercise price at any time during this period, you can in effect buy the Shares at a “discount.”  If the market price is less than the exercise price, you will receive no benefit from the exercise of your stock option.

7.	What are the terms of my stock option?

If you hold a stock option, you received a written Award Agreement detailing the terms of your award including whether the award is an incentive stock option or nonqualified stock option, the number of shares covered by the stock option, the exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply.  As discussed in Question 4 above, the number of Shares covered by the stock option and the exercise price have been adjusted in connection with the Merger.

8.	How was the exercise price of my stock option determined?

Under the Plans, the exercise price of stock options can be no less than the fair market value of a share of our common stock on the date it is granted.  Once we grant a stock option, we cannot increase the exercise price without your consent (except to reflect any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, split-up, spin-off, forward or reverse stock split or other change to our capital structure affecting the Shares).  See Question 4 above for a description of how the exercise price of your stock options was adjusted in connection with the Merger.

9.	When can I exercise my stock option?

Your Award Agreement specifies when you can exercise your stock option.

10.	How do I exercise my stock option?

The process for exercising your stock options after the Merger will not change.  If you want to exercise your stock options, you should contact Smith Barney by logging into your account on-line or by telephone using the contact information below.  For more information, please contact:

Smith Barney Global Stock Plan Services
100 Citibank Drive
Building 3, 2nd Floor
San Antonio, Texas  78245
(888) 723-3392

11.	When do my stock options expire?

The term of your stock option is set forth in the applicable Award Agreement.  After the stock option’s expiration date, you can no longer exercise your option.  In addition, your stock option may terminate on an earlier date under certain circumstances, such as after a certain specified period following your death or termination of employment. Your Award Agreement includes this information, which may vary among stock options.  Please read your Award Agreement carefully so that you understand the effect of various events.

12.	My stock option was originally granted by Sprint Nextel before the spinoff of Embarq. Is my stock option now subject to any additional terms or conditions?

No.  All such options were assumed by Embarq under the 2006 Plan, and the terms and conditions are generally the same as your original stock options.  Please review your Award Agreement and the 2006 Plan.  As noted above and discussed in Question 4, the number of Shares covered by your stock option and the exercise price have been adjusted in connection with the Merger.

Restricted Stock Units
13.	What is a restricted stock unit and how do I benefit from it?

A restricted stock unit, or RSU, represents the right for you to receive from us one Share of common stock or the equivalent value in cash at a particular date in the future.  You do not have the right to receive, sell, pledge, or otherwise transfer the restricted stock units or the underlying rights for a specified period, which we refer to below as the vesting period.

Restricted stock units are valuable because you receive Shares without any restrictions once the vesting period expires and any vesting requirements are satisfied.  While you do not have voting rights or dividend rights during the vesting period, you may receive or be credited with dividend equivalents during the vesting period, depending on the terms of your Award Agreement or at the discretion of the Committee.  Your Award Agreement generally specifies whether you will receive dividend or dividend equivalent payments on your restricted stock units.  For example, your Award Agreement may specify that if cash dividends are paid on the stock underlying your RSUs, and you hold the RSUs on the dividend record date, you will receive on the dividend payment date a cash payment equal to the amount of the dividend paid on the underlying stock.  Alternatively, your Award Agreement may specify that dividend equivalents will be accrued and paid at the time of settlement.

14.	What are the terms of my restricted stock units?

If you hold restricted stock units, you received an Award Agreement that specifies the number of shares of common stock underlying the award, the vesting period, any conditions to vesting and any other terms or conditions that apply.  The Award Agreement also explains whether the restricted stock units are subject to performance-based or time-based vesting.  As discussed in Question 4 above, (i) the number of Shares subject to each assumed RSU award has been adjusted in connection with the Merger and (ii) the performance-based RSU awards have also been adjusted in connection with the Merger.

15.	Do I need to exercise my restricted stock units?

No, at the end of the vesting period, the underlying Shares or cash will automatically be issued to you.  There is no requirement for you to “exercise” your rights with restricted stock units.

16.	When do my restricted stock units expire?

Restricted stock units do not have an expiration date; however, your unvested restricted stock units may be forfeited under certain circumstances.  Your Award Agreement includes this information, which may vary among restricted stock unit awards.  Please read your Award Agreement carefully so that you understand the effect of various events.

Restrictions on Transfer and Sale
17.	Are my awards transferable?

Generally, you cannot sell, transfer, pledge, assign, or otherwise alienate or hypothecate your award, other than by will or the laws of descent and distribution.  You may designate a beneficiary to exercise your rights with respect to any award upon your death and to receive the Shares or other property issued upon such exercise.  Unless otherwise provided in your Award Agreement, during your lifetime, only you can exercise the rights associated with a stock option.

18.	What restrictions might apply to the Shares I acquire?

All former Embarq employees are subject to restrictions on purchases and sales of CenturyTel stock under the insider trading rules of the federal securities laws.  Accordingly, you are prohibited by Rule 10b-5 under the Securities Exchange Act of 1934, as amended, from purchasing or selling CenturyTel stock at any time you are aware of material nonpublic information concerning CenturyTel or any other company with whom CenturyTel deals.  In addition, if you are deemed an “affiliate” of CenturyTel as that term is defined under the Securities Act of 1933 (the “Securities Act”), Shares you acquire under the Plans may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.  Such reoffers or resales may not be made in reliance on this prospectus supplement.  It is your individual responsibility to ensure that any purchases or sales of CenturyTel stock under the Plans comply with the foregoing requirements that are applicable to you.

General Plan Information
19.	How are the Plans administered?

The Plans are administered by the Committee.  All questions of interpretation or application of the Plans are determined by the Committee, and its decisions are final and binding upon all Participants and the Company and its subsidiaries and affiliates.  Expenses incurred in the administration of the Plans will generally be paid by CenturyTel, or its subsidiaries or affiliates, except brokerage charges incurred for the sale of Shares acquired under the Plans may be the responsibility of the Participant.

20.	Can the Plans be amended, altered or discontinued?

The Board generally may amend, alter, or discontinue the Plans, or any part of the Plans, at any time or for any reason.  However, no amendment that would impair your rights under an outstanding award may be made without your consent.

21.	How can I receive more information?

If you have additional questions about this prospectus supplement or the Plans in general, or if you would like to receive copies of the Plans, you should direct your questions or request to:

Kay McMillan
Corporate Legal Department
5454 W. 110th Street
Overland Park, Kansas 66211
(913) 323-4428

For additional information about CenturyTel, Embarq and the Plans, see “Where You Can Find More Information” in the accompanying prospectus.

U.S. Income Tax Implications
IRS Circular 230 Disclaimer:  Pursuant to Treasury guidelines, any tax advice contained in this communication (or any attachment) does not constitute a formal opinion.  Accordingly, any tax advice contained in this communication (or any attachment) is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be asserted by the Internal Revenue Service.

The discussion below is a general description of the expected U.S. federal income tax effects of stock options and restricted stock units based on current law.  This section only applies to your stock option or restricted stock units if you are subject to U.S. taxation.  The discussion does not address Social Security, state, local, or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances.  Because these options and restricted stock units involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your option and restricted stock units.

                CenturyTel is not guaranteeing any particular tax results related to your stock option and restricted stock units.  CenturyTel will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.

22.	Are the Plans tax-qualified or subject to ERISA?

No.  The Plans are not governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and neither of the Plans is a “qualified retirement plan” under section 401(a) of the Internal Revenue Code.

23.	What are the tax effects of my stock options?

Your stock option is a “nonqualified stock option,” meaning it does not qualify for special federal tax treatment reserved for “incentive stock options.”

You do not recognize income when we grant you nonqualified stock options.  You will have ordinary income, however, equal to the difference between the value of the Shares that you purchase and the exercise price that you pay when you exercise.  If you use Shares to pay the exercise price of a nonqualified stock option or use a combination of Shares and cash, you generally will have ordinary income equal to the excess of the value of the Shares that you purchase over the value of the Shares you surrender, less any cash you pay upon exercise.  If you recognize gain when you sell or exchange Shares you obtain by exercising nonqualified stock options, your gain will be taxable at long-term or short-term capital gain rates.  If you recognize a loss, it will be a capital loss.  The amount of your gain or loss will be the difference between the amount you receive on sale or exchange of the Shares and their value when you exercised.  Whether your gain or loss is long-term or short-term will depend on whether you have held your Shares for more than one year.  Your holding period begins when you exercise.

24.	What are the tax effects of restricted stock units?

Generally, you do not recognize income when restricted stock units are granted to you.  However, you will have ordinary income at the time of settlement equal to the value of the Shares that are issued to you.  If you recognize gain when you sell Shares that you obtained pursuant to the restricted stock units, your gain will be taxable at long-term or short-term capital gain rates.  If you recognize a loss, it will be a capital loss.  The amount of your gain or loss will be the difference between the amount you receive upon the sale of the Shares and their value at the time of settlement.  Whether your gain or loss is long-term or short-term will depend on whether you have held your shares for more than one year.  Your holding period begins when the Shares are issued to you.

25.	What are our tax effects in connection with awards?

We generally will be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to your award.

26.	Is my award subject to tax withholding?

All awards will be subject to any required withholding under applicable federal, state, or local tax laws.  You must pay for any withholding obligations or authorize the deduction of cash from your compensation prior to the issuance of any Shares.

PLAN OF DISTRIBUTION
This prospectus supplement covers the Shares of our common stock that are issuable upon exercise of stock options and the vesting of restricted stock units granted to former employees of Embarq and assumed by us in connection with our acquisition of Embarq.  Former employees include executors, administrators, or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees.  We are offering these shares of our common stock directly to the holders of these options and restricted stock units according to the terms of the Award Agreements governing their stock options or restricted stock units.  We are not using an underwriter in connection with this offering.  These Shares are expected to be listed for trading on the New York Stock Exchange.

In order to facilitate the exercise of the stock options and the receipt of Shares of our common stock pursuant to the vesting of restricted stock units, we will furnish, at our expense, such reasonable number of copies of this prospectus to each holder of stock options or restricted stock units as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these stock options and restricted stock units to purchase our common stock.

EXPERTS
The consolidated financial statements and the related financial statement schedule of CenturyTel as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated into this document by reference to CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2008 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

PROSPECTUS

CENTURYTEL, INC.

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
UNITS

_______________________________________

We may offer and sell the following securities, from time to time, in one or more offerings and series, either separately, together or in combination with other such securities:
  Unsecured senior or subordinated debt securities
  Preferred stock
  Depositary shares representing fractional interests in our preferred stock
  Common stock
  Warrants to purchase debt securities, preferred stock, depositary shares or common stock
  Units consisting of certain specified securities.
When we offer securities we will provide you with a prospectus supplement describing the specific terms of the securities, including the offering price. You should carefully read this prospectus and the prospectus supplements relating to the specific issue of securities before you decide to invest in any of these securities.  A supplement may also add, update or change information contained in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “CTL.”  Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number is (318) 388-9000.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is February 9, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission.  We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.centurytel.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.
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The terms “CenturyTel,” “we,” “us” and “our” refer to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except in connection with the description of our business under the heading “The Company,” where such terms refer to the consolidated operations of CenturyTel and its subsidiaries).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that CenturyTel has filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

We are an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, Internet access and broadband services in 25 states. We also provide fiber transport, competitive local exchange carrier, security monitoring, and other communications and business information services in certain local and regional markets. Our incumbent local exchange telephone subsidiaries operate approximately 2.0 million telephone access lines, primarily in rural areas and small to mid-size cities, with over 68% of these lines located in Missouri, Wisconsin, Alabama, Arkansas and Washington. Additional information about CenturyTel is included in documents incorporated by reference in this document.  See “Where you Can Find More Information.”

On October 26, 2008, CenturyTel and Embarq Corporation, or Embarq, entered into a merger agreement pursuant to which CenturyTel has agreed to acquire Embarq in a tax-free, stock-for-stock transaction.  We anticipate closing this transaction in the second quarter of 2009, subject to the receipt of regulatory approvals, as well as other customary closing conditions.  Embarq provides, both directly and through wholesale and sales agency relationships, a suite of integrated communications services, including local and long distance voice, data, high-speed Internet, satellite video, professional and logistics services and communications equipment to consumers and business customers primarily in local service territories in 18 states.  Additional information about Embarq is included in documents that it has filed with the SEC.  See “Where you Can Find More Information.”

RECENT DEVELOPMENTS

On November 3, 2008, the chairman of the FCC withdrew his proposal to reform the FCC’s inter-carrier compensation and universal service rules, in part due to concerns of the other commissioners that the draft proposal had not been made available for prior public comments.  On November 5, 2008, the FCC issued a document that, among other things, (i) requested public comment on the chairman’s draft proposal, an alternative proposal and certain universal service reforms and (ii) included an order that declined to implement the universal service reform proposal issued in November 2007 by a federal-state joint board established by Congress.  It is currently unclear when the FCC may take action with respect to the draft proposals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us.  In addition, our common stock is listed and traded on the New York Stock Exchange, or NYSE, and you may also obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Embarq, which may be acquired by us pursuant to our pending merger, also files annual, quarterly and current reports, proxy statements and other information with the SEC.  Reports filed by Embarq can be inspected and copied at the locations referenced above and are otherwise available through the SEC’s website.  Certain of these reports are exhibits to the registration statement of which this prospectus forms a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered a part of this prospectus (except for any information that is superseded by information included directly in this prospectus), and information that we file later with the SEC will automatically update and supersede this information.  In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, prior to the termination of the offering under this prospectus;  provided, however, that we are not incorporating by reference, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
  Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
  Proxy Statement on Schedule 14A filed March 27, 2008.
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008.
  Current Reports on Form 8-K, filed April 7, 2008, June 24, 2008 (Item 8.01), October 27, 2008 (Item 8.01), October 30, 2008, November 18, 2008, January 16, 2009 and January 29, 2009 (Items 8.01) (other than the portions of those documents not deemed to be filed).
  The description of our common stock contained in our Form 8-A/A filed with the SEC on November 18, 1999.
At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).  You may request copies by writing us at 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, or by telephoning us at (318) 388-9000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain non-historical statements made in this prospectus and the documents incorporated herein by reference, and future oral or written statements or press releases by us or our management, in each case as they relate to CenturyTel or Embarq, the operations of either such company or our pending merger with Embarq,  are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual results or performance by CenturyTel or Embarq, and issues relating to our pending merger with Embarq may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could impact actual results of CenturyTel or Embarq, the combined company or the pending merger include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including the FCC's proposed rules regarding inter-carrier compensation and the Universal Service Fund described in our recent SEC reports); our ability to effectively adjust to changes in the communications industry; our ability to successfully complete our pending merger with Embarq, including timely receiving all regulatory approvals and obtaining related financing; the possibility that the anticipated benefits from the merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive or costly than anticipated; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired or newly-developed businesses into our operations and retaining and  hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.80 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business and our plans are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2007, as updated and supplemented by our subsequent SEC reports.  For more information about these risks, see “Risk Factors” below.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Unless legally required, we undertake no obligation to update any of our forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.  In addition, any prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of the securities described herein will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred stock dividends on a consolidated basis for the periods indicated. For purposes of the ratios presented below, earnings consist of income before income taxes and fixed charges, and fixed charges include interest expense, including amortized debt issuance costs, and preferred stock dividend costs of CenturyTel and its subsidiaries.  We have assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.  The ratio of earnings to fixed charges and preferred stock dividends presented below does not differ materially from the ratio of earnings to fixed charges for any of the periods reflected below.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges and preferred stock dividends	3.31x	3.58x	3.59x	3.94x	3.85x	3.83x

DESCRIPTION OF SECURITIES

This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants and units that we may offer from time to time.  These summaries are not meant to be a complete description of such securities.  We will describe the particular terms of any such offered securities in a prospectus supplement, which may differ from or supercede some or all of the general terms summarized in this prospectus.

Any of the securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another.  These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Louisiana Business Corporation Law and our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information.”

Authorized Capital Stock

We are currently authorized under our articles of incorporation to issue an aggregate of 352 million shares of capital stock, consisting of 350 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share. Upon completion of our pending merger with Embarq, we plan to amend our articles to increase the authorized number of shares of our capital stock to 802 million, consisting of 800 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share.

As of February 6, 2009, 100,307,707 shares of our common stock were outstanding.  Our common stock is listed for trading on the New York Stock Exchange.  As of February 6, 2009, 9,434 shares of preferred stock were outstanding.

Description of Common Stock

We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the applicable prospectus supplement.

Voting Rights.  Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each other share of common stock entitles the holder thereof to one vote per share. On January 27, 2009, our shareholders approved an amendment to our articles to provide that each share of our common  stock will entitle the holder thereof to one vote per share, regardless of whether the stock has been beneficially owned by the same person or entity continuously since May 30, 1987.  This amendment is subject to, and is expected to become effective following, the completion of our pending merger with Embarq.  Each share issued in connection with this prospectus will entitle the holder to one vote.

Holders of our common stock do not have cumulative voting rights.  As a result, the holders of more than 50% of the voting power may elect all of our directors.  Our board of directors is divided into three classes of directors, with each class serving three-year terms.  Each class is required to be as nearly equal in number as possible.

As of December 31, 2007, the trustee for two of our employee benefit plans was the record holder of common stock having approximately 20.2% of the total voting power of all classes of our capital stock.  Upon the completion of our pending merger with Embarq and the amendment to our articles described above, this percentage will be substantially reduced.  The trustee generally votes these shares in accordance with the instructions of our employees.

Dividends.  Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock.  Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.  Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions.  In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock.  Our common stock is not redeemable and has no subscription, conversion or preemptive rights.  All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyTel unless the takeover or change of control is approved by our board of directors.  Such provisions may also render more difficult the removal of our directors or officers.  Certain of our agreements and certain provisions of applicable law may have similar effects.

Staggered Board.  Our articles of incorporation provide for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to our bylaws by a plurality vote of shareholders.  Under our articles, directors can be removed from office only for cause and generally only by the affirmative vote of both of the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the articles), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group.

Limits on Shareholder Actions.  Our articles provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders.  This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors.  In addition, our articles provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Fair Price Provisions. Our articles contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us.  In general, subject to various exceptions, a business combination between CenturyTel and a related person must be approved by:
  a majority of our directors
  a majority of our continuing directors (as defined in our articles)
  80% of the total voting power of all shareholders, and
  two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.
Evaluation of Tender Offers.  Our board of directors is required by our articles, and expressly permitted by Louisiana law, to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyTel and our subsidiaries as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice.  Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders.  Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyTel, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.  In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of our Articles and Bylaws.  Various provisions of our articles, including the classified board provisions, fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:
  80% of the total voting power of all shareholders, and
  two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.
                        Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:
  a majority of our directors and a majority of our continuing directors, voting as a separate group, or the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.
        Other.  For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyTel, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein.  See “Where You Can Find More Information.”
Description of Preferred Stock

       We may issue preferred stock in one or more series.  The specific description of any particular series of preferred stock in the related prospectus supplement will not be complete.  You should refer to the applicable provisions in our articles of incorporation and the articles of amendment relating to each series of preferred stock that we have filed or will file with the SEC.
       General.  Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series.  The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation.  A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:
  the specific designation, number of shares, rank and purchase price any per share liquidation preference
  any redemption, payment or sinking fund provisions
  any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)
  any voting rights
  the methods by which amounts payable in respect of the preferred stock may be calculated whether the preferred stock is convertible or exchangeable and, if so, a description of each of the following:
  the securities into which the preferred stock is convertible or exchangeable the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or ratios the conversion or exchange period
  any other related provision
  a description of any material United States federal income tax consequences relating to the series the place or places where dividends and other payments on the preferred stock will be payable any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights.  Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance.   Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

Although it has no present intention to do so, our board of directors could authorize CenturyTel to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock.  Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock.  As of February 6, 2009, we had outstanding 9,434 shares of 5% Cumulative Convertible Series L Preferred Stock.  At such time, such shares were convertible into a total of approximately 12,864 shares of CenturyTel common stock.  Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders.  The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments.  Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid.  In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock.  Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

DESCRIPTION OF DEBT SECURITIES

        We may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented through the date hereof.  We refer to this indenture as the senior indenture.  We may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between us and a bank or trust company selected by us to act as trustee.  We refer to this indenture as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to as the indentures.  The trustees under the indentures are sometimes collectively referred to as the trustees.
    The particular terms of each series of debt securities will be set forth in a resolution of a committee of our board of directors specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable indenture.  The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the indentures and the applicable board resolutions.  We have filed a copy of the senior indenture, a form of the subordinated indenture and a form of the board resolution as exhibits hereto, and suggest that you review these carefully.

    There is no requirement under the senior indenture, nor will there be any such requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either the subordinated indenture or the senior indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities.  The senior indenture provides, and the subordinated indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates.  We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities without the consent of the holders of that series, for issuances of additional securities of that series.

    Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable indenture.

General

    The debt securities will be general unsecured obligations of CenturyTel.  Senior debt securities will rank prior to all of our subordinated debt and will rank equally with all of our unsecured and unsubordinated debt.  Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement.  See “- Subordinated Debt Securities.”  The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder.  As of the date hereof, we have $2.625 billion aggregate principal amount of unsecured senior debt securities outstanding under the senior indenture.
    As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us.  As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder.  Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments.  Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.  At December 31, 2007, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.3 billion.  Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.  As of December 31, 2007, the long-term debt of our subsidiaries was $146.1 million.

    Unless we state otherwise below or in any prospectus supplement, neither of the indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyTel, any of which could adversely affect holders of our debt securities.
    If we sell any series of debt securities hereunder, each related prospectus supplement will describe the terms of the series, including some or all of the following:
  the title and ranking of the series, including a description of any applicable subordination provisions any limit on the aggregate principal amount of the debt securities or the series of which they are a part our net proceeds from the sale thereof
  the price or prices at which the series will be issued
  the date or dates of maturity
  the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates the date or dates from which interest will accrue and the date or dates at which interest will be payable the terms of any conversion or exchange rights
  the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions any special United States federal income tax considerations applicable to the series any special provisions relating to the defeasance of the series any special considerations, additional covenants or other specific provisions applicable to the series.

    The debt securities may bear interest at a fixed or floating rate.  Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.
    The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold hereunder, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.

    The indentures are, and the debt securities will be, governed by Louisiana law.  The indentures are subject to and governed by the Trust Indenture Act of 1939.
Denominations, Registration and Transfer
    The debt securities will be issued in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section  2.03).  The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “- Global Securities.”

    The applicable trustee will act as the registrar of debt securities issued under the applicable indenture (Section 2.05).  No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05).  The applicable trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10).  The applicable trustee may at any time rescind the designation of any such agent (Section 2.10).

    We will not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).
Global Securities

    We may issue the debt securities in whole or in part in the form of one or more global registered securities that will be deposited with a depositary identified in a prospectus supplement.  We may issue global securities in fully registered or bearer form and either temporary or permanent form.  A prospectus supplement will contain additional information about the depositary arrangements.
    Registered global securities will be registered in the depositary’s name or in the name of its nominee.  When we issue a global security, the depositary will credit that amount of debt securities to the investors that have accounts with the depositary or its nominee.  The underwriters or the debt security holders’ agent will designate the accounts to be credited, unless the debt securities are offered and sold directly by CenturyTel, in which case we will designate the appropriate accounts to be credited.

    Institutions that have accounts with the depositary or its nominee are referred to as participants.  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.  Participants’ beneficial interests in a global security will be shown on and effected through records maintained by the depositary.  Beneficial interests held by investors through participants will be reflected in records maintained by the participant.
    As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or that nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the applicable indenture.  Except as set forth below, beneficial owners of global securities held by a depositary will not be entitled to:
  register the represented debt securities in their names
  receive physical delivery of the debt securities
  be recognized as the owners or holders of the global security under the applicable Indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture.
    We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee.  Accordingly, neither CenturyTel, the applicable trustee nor any paying agent will have any direct responsibility to pay amounts due on the global securities to owners of beneficial interests in such securities.  When a depositary receives a payment, it is typically obligated to immediately credit the participants’ accounts in amounts proportionate to the participants’ interests in the global security.  Investors who hold their beneficial interest in a global security through a participant should, and are expected to, establish standing instructions and customary practices with their participant to ensure that payments can be made with regard to securities beneficially held for them, much like securities registered in “street name.”

    A global security can only be transferred in whole by the depositary to a nominee of such depositary, or to another nominee of a depositary.  If a depositary is unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for all of the global securities held by that depositary.  In addition, we may eliminate all global securities at any time and issue debt securities in definitive form in exchange for them.  Further, we may allow a depositary to surrender a global security in exchange for debt securities in definitive form on any terms that are acceptable to us and the depositary.
    If any of these events occur, we will execute and the applicable trustee will authenticate and deliver to each beneficial owner of the exchanged global security a new registered security in an amount equal to and in exchange for that person’s beneficial interest in the exchanged global security.  The depositary will receive a new global security in an amount equal to the difference, if any, between the amount of the surrendered global security and the amount of debt securities delivered to the beneficial owners.  Debt securities issued in exchange for global securities will be registered in the same names and in the same denominations as indicated by the depositary’s records and in accordance with the instructions from its direct and indirect participants.

    The laws of certain jurisdictions require some investors who purchase securities to actually take physical possession of those securities in definitive form.  The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a global security.
Payment and Paying Agents

    Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by check in U.S. dollars mailed or delivered to the person in whose name such debt security is registered.  Unless we state otherwise in the applicable prospectus supplement and subject to certain exceptions provided for in the applicable indenture, payment of any installment of interest on any series will be made to the person in whose name such debt security is registered at the close of business on the record date established under the applicable indenture for the payment of interest (Section 2.03).
    Unless we state otherwise in the applicable prospectus supplement, the applicable trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities.  Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement.  We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in the Borough of Manhattan, City and State of New York, or Monroe, Louisiana.  (Sections 4.02 and 4.03).

    Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).
Conversion or Exchange Rights
    The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyTel or any other issuer.  The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement.  The terms will include, among other things, the following:
  the type of security into which the debt securities are convertible or exchangeable the conversion or exchange price or ratio (or manner of calculation thereof)
  the conversion or exchange period
  provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyTel, or both the events requiring an adjustment of the conversion or exchange price or ratio any restrictions on conversion or exchange.

Redemption and Sinking Fund Provisions

    A series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02).  If less than all of the debt securities of the series are to be redeemed, the applicable trustee shall select the debt securities of such series, or portions thereof, to be redeemed by lot or by any other method such trustee shall deem appropriate and fair (Section 3.02).

Replacement of Securities

    We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder.  The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable trustee.  An indemnity satisfactory to us and such trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default

    Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable indenture.  The indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:
  failure for 30 business days to pay interest on the debt securities of that series when due failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto certain events relating to bankruptcy, insolvency or reorganization (Section 6.01).
    No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the applicable indenture.
    If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable trustee, such trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default (Section 6.07).

    Upon an Event of Default with respect to any series, the applicable trustee or the holders of not less than 25% in aggregate outstanding principal amount of that series, by notice in writing to us (and to such trustee if given by such holders), may declare the principal of all debt securities of that series due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).
    Holders of debt securities may not enforce the applicable indenture except as provided therein.  Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an Event of Default occurs and is continuing such trustee will be under no obligation to exercise any of the rights or powers under the applicable indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it.  Subject to the indemnification provisions and certain limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such series.  The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).
    We will be required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the indentures (Section 5.03).
Discharge and Defeasance

    Unless the prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time:
  we deliver to the applicable trustee for cancellation all outstanding debt securities of that series and for which payment in monies or U.S. Government Obligations has been deposited in trust by us, or all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).
    Additionally, each indenture provides that we may discharge all of our obligations under the indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the  date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).
Merger and Consolidation

    Nothing in the indentures or any of the debt securities prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).

Subordinated Debt Securities

    In general, our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior debt (Section 14.01 of the subordinated indenture). In general, this means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid.  In addition, (a) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (b) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full.
    A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:
  the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities the definition of senior debt applicable to that series of subordinated debt securities the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.
    The particular terms of subordination of a series of subordinated debt securities may supercede the general subordination provisions of the subordinated indenture.  There are no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.
    The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the Subordinated Indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.

Modification of Indentures

    Each indenture contains provisions permitting us, when authorized by a board resolution, and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the indenture or any supplemental indenture affecting that series.  However, no such modification may:
  extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).
    CenturyTel and the applicable trustee may execute, without the consent of any holder of debt securities, a supplemental indenture for certain other usual purposes, including the following:
  creating a new series
  evidencing the assumption by any successor to CenturyTel of our obligations under an indenture adding covenants to an indenture for the protection of the holders of debt securities curing any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series changing or eliminating any provisions of an indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Sections 2.01, 9.01 and 10.01).
    In addition, we may not modify or amend the subordination provisions of the Subordinated Indenture if doing so would adversely affect the rights under Article XIV of the Subordinated Indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness.  (Section 9.02 of the subordinated indenture.)

Limitations on Liens

    The indentures provide that CenturyTel will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured.  Notwithstanding the foregoing, neither Indenture will restrict us from creating or suffering to exist various types of liens permitted in the indentures, including the following:
  liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business liens existing on the date of an indenture
  liens that replace, extend or renew any lien otherwise permitted under an indenture (Sections 4.05 and 4.06).
    The restrictions in the indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under an indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries.  In the event of one or more highly leveraged transactions in which we incurred secured indebtedness, however, these provisions would require the debt securities to be secured equally and ratably with such indebtedness, subject to the exceptions described above.
Concerning the Trustees

    The trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01).  Subject to such provision, the trustees are not required to exercise any of the rights or powers vested in them by the applicable indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02).  A trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01).  We will pay the trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable Indenture (Section 7.06).
    A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.10).
    Regions Bank is trustee under the senior indenture relating to our Series D, G, H, L, M, N and O senior debt securities.  Regions Bank also provides revolving credit and other traditional banking services to CenturyTel.

DESCRIPTION OF DEPOSITARY SHARES

    We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock.  If so, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of a particular series of our preferred stock, and the shares of our preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

    The following description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete.  You should refer to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with any offering of specific depositary shares.  The specific terms of any series of depositary shares will be described in a prospectus supplement.
General

    The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.  Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.  Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.
    The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock.  Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.  These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts.  Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions

    The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.
    If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.
    Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to holders of depositary shares.
Withdrawal of Underlying Preferred Stock

    Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares).  We will not issue any partial shares of preferred stock.  If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.
Redemption of Depositary Shares

    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary.  The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock.  Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed.  If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting

    Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock.  Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares.  The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will endeavor to take all actions which we deem necessary to enable the depositary to do so.  Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.
Conversion or Exchange of Preferred Stock

    If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities.  Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities.  If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.
Amendment and Termination of the Deposit Agreement

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary.  However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.  The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts.  The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.
Charges of Depositary

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will also pay charges of the depositary in connection with its duties under the deposit agreement.  Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

    The depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
Limitation on Liability

    Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement.  Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished.  We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
    In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.
Resignation and Removal of Depositary

    The depositary may resign at any time by delivering notice to us of its election to resign.  We may remove the depositary at any time.  Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.  The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Registered Owners

    We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.
DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

    This summary of certain provisions of the warrants is not complete.  For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.
    The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:
  the title and aggregate number of warrants
  the offering price for the warrants, if any
  the designation and terms of the securities that may be purchased upon exercise of the warrants if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property the dates on which the right to exercise the warrants begins and expires if applicable, the minimum or maximum amount of warrants that may be exercised at any one time whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form information with respect to book-entry procedures, if any
  a discussion of any material United States federal income tax considerations the anti-dilution provisions of the warrants, if any
  any applicable redemption or call provisions applicable to the warrants any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
    Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.
    We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

    As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof. The applicable prospectus supplement will describe:
  the terms of the units and of the other securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
  a description of the terms of any unit agreement governing the units; and
  a description of the provisions for the payment, settlement, transfer or exchange or the units.
    The terms and conditions described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Warrants” will apply to each unit and to any debt security, preferred stock, common stock, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.
PLAN OF DISTRIBUTION

    We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale.  The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, any securities exchanges on which the securities may be listed, and any other information we think is important.

    We may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices.  We also may directly offer and sell securities in exchange for, among other things, our outstanding debt or equity securities.
    If underwriters are used in the sale, the underwriters will acquire the securities for their own account.  The  underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.  We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.
    If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.
    We may offer our equity securities into an existing trading market through agents designated by us from time to time on the terms described in the applicable prospectus supplement.  Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.
    In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents.  Underwriters may sell any securities to or through dealers.  These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.
    Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
    Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above.  We may also arrange for repurchase and resale of such offered securities by dealers.

    If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements.  The obligations of any purchaser under a delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.
    In order to facilitate any offering of securities hereunder, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on or otherwise fix rights accruing under such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
    Except for our common stock, none of the securities when first issued will have an established trading market.  Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities.  However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice.  If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors.  Other than with respect to our common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

    The validity of the offered securities will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

    The consolidated financial statements and the related financial statement schedule of CenturyTel as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated into this document by reference to CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

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